Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 127 to File No. 2-19458; Amendment No. 127 to File No. 811-01136) of Security Equity Fund of our report dated November 29, 2012 on the financial statements and financial highlights of Large Cap Core Fund included in the September 30, 2012 Annual Report to shareholders.

/s/ Ernst & Young LLP

Chicago, Illinois

April 24, 2013